UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2018

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

As CHS Inc. (the “Company”) has previously reported, on July 18, 2017, the Company entered into an Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”), by and among the Company, as Servicer, Cofina Funding, LLC, a wholly-owned bankruptcy remote indirect subsidiary of the Company (“Cofina Funding”), as Seller, the various Conduit Purchasers, Committed Purchasers and Purchaser Agents from time to time party thereto and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.) (“MUFG”), as Administrative Agent. On June 28, 2018, the Company entered into a First Amendment to the Receivables Purchase Agreement (the “First Amendment” and, the Receivable Purchase Agreement as amended by the First Amendment, the “Amended Receivables Purchase Agreement”), by and among the Company, as Servicer, Cofina Funding, as Seller, Victory Receivables Corporation and Nieuw Amsterdam Receivables Corporation B.V., as Conduit Purchasers, Coöperatieve Rabobank U.A. (“Rabobank”), as a Committed Purchaser, Coöperatieve Rabobank U.A., New York Branch, as Purchaser Agent for the Rabobank Purchaser Group, and MUFG, as Administrative Agent, a Committed Purchaser and Purchaser Agent for the MUFG Purchaser Group.

Pursuant to a Sale and Contribution Agreement, dated as of July 22, 2016, by and among the Company, CHS Capital, LLC, a wholly-owned subsidiary of the Company (“CHS Capital”), and Cofina Funding, as amended on February 1, 2017, and July 18, 2017, the Company and CHS Capital from time to time assign, sell and contribute their rights to certain loans and receivables and certain related property (collectively, the “Assets”) to Cofina Funding. Under the Amended Receivables Purchase Agreement, Cofina Funding will continue to sell and assign up to $700 million of the Assets to the Conduit Purchasers, Committed Purchasers and Purchaser Agents (the “Purchasers”). However, as a result of the First Amendment, the sales and assignments of Assets by Cofina Funding to the Purchasers will no longer qualify for sale treatment under accounting principles generally accepted in the United States, but instead will be accounted for as secured borrowings, whereby the sold and assigned Assets and corresponding secured debt will remain on the Company’s balance sheet. The Amended Receivables Purchase Agreement contains various customary representations and warranties and affirmative and negative covenants, and also contains customary default, indemnification and termination provisions. The Amended Receivables Purchase Agreement is scheduled to terminate on June 27, 2019, unless earlier terminated upon 60 days’ prior written notice by Cofina Funding. The foregoing description of the Amended Receivables Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

MUFG and Rabobank are parties to one or more of the Company’s outstanding credit facilities, including the 2015 Amended and Restated Credit Agreement (5-Year Revolving Loan), dated September 4, 2015, by and between the Company, CoBank, ACB, as a syndication party and as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, and the other syndication parties party thereto. In addition, MUFG and Rabobank are holders of notes issued by the Company under the Note Purchase and Private Shelf Agreement, dated April 13, 2004, between the Company and Prudential Capital Group. Also, certain parties to the First Amendment and/or their affiliates have from time to time engaged, and in the future may engage, in various financial advisory and investment banking transactions with, and provide services to, the Company and its subsidiaries in the ordinary course of business for which they received or will receive customary fees and expenses.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of June 28, 2018, by and among Cofina Funding, LLC, as Seller, CHS Inc., as Servicer, the Conduit Purchasers, Committed Purchasers and Purchaser Agents set forth on the signature pages thereto and MUFG Bank Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS INC.

Date: July 5, 2018	By:	/s/ Timothy Skidmore
Timothy Skidmore
Executive Vice President and Chief Financial Officer